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Exhibit 14.1

VENOCO, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

        The business of Venoco, Inc. (the "Company") shall be conducted with honesty and integrity and in accordance with the highest ethical and legal standards. This code of business conduct and ethics (this "Code") has been adopted by the Company pursuant to Item 406 of Regulation S-K ("Regulation S-K") of the Securities and Exchange Commission ("SEC") and Section 303A.10 of the New York Stock Exchange Listed Company Manual (the "Listing Rules," and, together with Regulation S-K, the "Applicable Rules") in order to provide written standards and guidance to the Company's directors, officers and employees (collectively, the "Covered Persons") to promote:

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  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

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  Compliance with applicable governmental laws, rules and regulations;

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  The prompt internal reporting of violations of the Code to an appropriate Compliance Officer (as defined below); and

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  Accountability for adherence to the Code.

        This Code is the sole code of business conduct and ethics adopted by the Company for the purposes of the Applicable Rules. Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of Covered Persons, such policies and procedures are superseded by this Code to the extent they overlap or conflict with the provisions of this Code. In addition, such policies and procedures shall not be deemed in any way to define or broaden the obligations of Covered Persons under this Code. Nothing in this Code shall be deemed to modify in any way the employment relationship between the Company and any of its employees or to create any legal or contractual rights or guarantees. The Company reserves the right to amend, alter or terminate any provision of the Code at any time.

HONEST AND ETHICAL CONDUCT

        The Company is committed to compliance with the highest ethical standards in pursuing its business interests, and expects Covered Persons to observe those standards. Some of the ethical standards to which the Company is committed, and for which all Covered Persons are individually accountable, are as follows:

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  Conducting the Company's business in compliance with applicable laws, rules, and regulations.

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  Avoiding situations where the personal interests of Covered Persons are, or appear to be, in conflict with the Company's interests.

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  Responsibly using and protecting the Company's assets, including property, equipment, facilities, funds and information.

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  Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

        Some of these ethical standards are discussed in more detail below.

CONFLICTS OF INTEREST

        Each Covered Person has an obligation to act in the best interests of the Company and is expected to avoid engaging in activities that create an actual or apparent conflict between his or her personal interests and the interests of the Company. A conflict of interest may arise when a Covered Person takes an action or has a personal interest that may adversely influence his or her objectivity or the exercise of sound, ethical business judgment. For example, a conflict of interest could exist if a Covered Person:

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  Accepts a gift, service, payment or other benefit of more than nominal value from a competitor, supplier, or customer of the Company, or any entity or organization with which the Company does business or seeks to do business; provided normal course of business gatherings sponsored by customers or suppliers shall be permissible (questions regarding what constitutes "nominal" and "normal course of business" for the purposes of the foregoing must be addressed to a Compliance Officer);

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  Lends to, borrows from, or has a material interest in a competitor, supplier, or customer of the Company, or any entity or organization with which the Company does business or seeks to do business;

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  Serves as a director, officer, partner, consultant, or in any other significant role, in any competitor, supplier, or customer of the Company, or any entity or organization with which the Company does business or seeks to do business;

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  Acts as a broker, finder or other intermediary for the benefit of a third party in transactions involving the Company or its interests;

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  Knowingly competes with the Company or diverts a business opportunity from the Company; or

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  Conducts significant outside business activity that precludes the Covered Person's ability to devote appropriate time and attention to his or her responsibilities with the Company.

        Each of the foregoing actions is prohibited, except (i) in the case of directors or executive officers of the Company, with the express approval of the Board and (ii) in all other instances, with the express approval of a Compliance Officer. Each Covered Person has an obligation to promptly notify a Compliance Officer in writing of any situation that may involve an actual or apparent conflict of interest, including any conflict that is not specifically listed above. In particular, each Covered Person is obligated to report potential conflict of interest situations that may arise with respect to members of the Covered Person's family, including the person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person's home.

CORPORATE OPPORTUNITIES

        Covered Persons are prohibited from (i) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position, (ii) using corporate property, information or position for personal gain and (iii) competing with the Company. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

        Covered Persons must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is expressly authorized by a Compliance Officer or is legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

FAIR DEALING

        Each Covered Person must endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF COMPANY ASSETS

        All Covered Persons should protect the Company's assets and endeavor to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

COMPLIANCE WITH LAW

        Compliance with applicable laws is a critical element of the Company's ethical standards. The Company is subject to legal requirements that are both numerous and complex. All Covered Persons should understand those laws that apply to them in the performance of their jobs and take steps to ensure that the Company's operations with which they are involved are conducted in conformity with those laws.

        The Company has always required that all Covered Persons conduct the Company's business in accordance with all federal, state, and local laws. The failure of Covered Persons to strictly adhere to the letter and the spirit of the law could result in both personal and corporate criminal liability. Each Covered Person is personally responsible for complying with the law. In addition, each Covered Person is charged with the responsibility of reporting to a Compliance Officer any behavior or conduct related to the Company's business or affairs that could reasonably constitute a criminal offense. If a Covered Person has any concern whatsoever that his or her conduct or the conduct of others may result in personal or criminal liability, the Covered Person should seek specific guidance and advice from a Compliance Officer.

        Covered Persons are also reminded that other Company policies, including its insider trading policy, provide more specific guidance with respect to particular areas of law.

PUBLIC REPORTING

        The Company's filings with the SEC and other public communications must be full, fair, accurate, timely, and understandable. Depending on his or her position with the Company, a Covered Person may be called upon from time to time to provide information necessary to achieve this objective. The Company expects each Covered Person to take this responsibility very seriously and to provide full, fair, and accurate information upon request in a timely and understandable manner.

        Each Covered Person must promptly bring to the attention of a Compliance Officer any material information of which that Covered Person may become aware that affects the disclosures made by the Company in its public filings or otherwise, and to otherwise assist the Company in fulfilling its disclosure responsibilities. For the purposes of this Code, the term "material information" means information that an investor or potential investor could consider important in making a decision whether to trade in securities of the Company.

        In addition, each Covered Person must promptly bring to the attention of a Compliance Officer any information that the Covered Person may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management, directors, or other Covered Persons who have a significant role in the Company's financial reporting, disclosures, or internal controls.

ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

        When there is any ambiguity about the proper ethical or legal action to take in a particular situation, Company employees and other Covered Persons should talk to supervisors, managers or other appropriate personnel. Covered Persons must promptly report potential violations of applicable laws, rules, regulations or this Code ("Potential Violations") to a Compliance Officer. Potential Violations of applicable legal, regulatory and stock exchange requirements relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud, or internal policies relating to those matters ("Potential Accounting Violations"), should be made pursuant to the Company's Whistleblower Policy. Reports of Potential Violations may be submitted to the Compliance Officer anonymously if the employee so desires. The Company will not allow retaliation for reports of Potential Violations that are made in good faith.

COMPLIANCE AND ENFORCEMENT

        The "Compliance Officers" are (i) Terry Anderson, the Company's General Counsel and (ii) J.C. "Mac" McFarland, Chairman of the Company's Audit Committee. Any Potential Violations should ordinarily be reported promptly to Mr. Anderson. Mr. Anderson may be reached as follows:

  Terry Anderson
  Venoco, Inc.
  6267 Carpinteria Ave.
  Carpinteria, California 93013-1423
  Telephone: (805) 745-2253
  Facsimile: (805) 745-1816
  tanderson@venocoinc.com

        If for any reason it is not appropriate to contact Mr. Anderson, reports of Potential Violations should be made to Mr. McFarland. Mr. McFarland can be reached at:

  J.C. McFarland
  7021 Worsham Drive
  Whittier, CA 90602
  Telephone: (562) 696-1662
  Facsimile: (562) 696-4852

        The relevant Compliance Officer shall promptly inform the Board of the Potential Violation. Promptly after receiving such a notification, the Board shall:

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  evaluate such information as to gravity and credibility;

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  if necessary, initiate an informal inquiry or a formal investigation with respect thereto;

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  if appropriate, prepare a written report of the results of such inquiry or investigation, and take any other appropriate action with respect to the disposition of the matter;

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  if appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and

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  if appropriate, recommend changes to this Code that the Board deems necessary or desirable to prevent similar violations of this Code.

        The Board shall enforce this Code through appropriate disciplinary actions. It shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary actions to be taken against any Covered Person who has violated the Code. The disciplinary actions available to the Board include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment and restitution.

        For the avoidance of doubt, the jurisdiction of the Board shall include, in addition to the Covered Person that violated this Code, any other Covered Person involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect or report a material violation and (ii) persons who withhold material information about a suspected violation of this Code when requested to divulge such information.

        The foregoing notwithstanding, reports of Potential Accounting Violations shall be resolved by the Audit Committee pursuant to the Company's Whistleblower Policy.

        Situations that may involve a violation of this Code may not always be clear. Covered Persons are encouraged to discuss questions or concerns about violations of laws, rules or regulations with a Compliance Officer.

AMENDMENT AND WAIVER

        This Code may be amended or waived by the Board. All amendments to the Code, and any waiver of the Code for a director or executive officer of the Company, shall be disclosed to the public promptly, but in no event more than five business days after such amendment or waiver, in the manner prescribed by the SEC, the Listing Rules and other applicable laws, rules and regulations.

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VENOCO, INC. CODE OF BUSINESS CONDUCT AND ETHICS